As filed with the Securities and Exchange Commission on June 18, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________
PEGASYSTEMS INC.
(Exact name of registrant as specified in its charter)

____________________________

Massachusetts	04-2787865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
225 Wyman Street
Waltham, Massachusetts 02451
(617) 374-9600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________
PEGASYSTEMS INC. 2004 LONG-TERM INCENTIVE PLAN
(Full title of plan)

____________________________
Matthew J. Cushing
Senior Vice President, Chief Commercial Officer, General Counsel and Secretary
Pegasystems Inc.
225 Wyman Street
Waltham, Massachusetts 02451
(617) 374-9600
(Name, address and telephone number, including area code, of agent for service)

____________________________

copy to:
John R. Pitfield
Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
(617) 248-5000
____________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This registration statement on Form S-8 is filed by Pegasystems Inc., a Massachusetts corporation (the “Company”), to register an additional 10,000,000 shares of its common stock, $0.01 par value per share (“Common Stock”), for issuance pursuant to the Pegasystems Inc. 2004 Long-Term Incentive Plan (the “LTIP”). The LTIP was described in the Company’s definitive Proxy Statement for its 2025 Annual Meeting of Stockholders held on June 17, 2025 and was approved by the Company’s stockholders at that meeting.
With respect to the LTIP, the 10,000,000 shares being registered hereby are in addition to the shares of Common Stock registered by the Company’s prior registration statements on Form S-8 filed on June 18, 2004 (File No. 333-116660), September 13, 2011 (File No. 333-176810), on October 4, 2016 (File No. 333-213953), as amended October 6, 2016 (File No. 333-213953), on July 16, 2020 (File No. 333-239889), and on June 20, 2023 (File No. 333-272774) (collectively, the “Prior LTIP Registration Statements”). After giving effect to the additional shares registered under this registration statement, the aggregate number of shares registered for issuance under the LTIP will be 52,000,000.
This registration statement relates to securities of the same class as that to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E to Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”) regarding Registration of Additional Securities. Pursuant to such instruction, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this registration statement to the extent not modified or superseded hereby or by a subsequently filed document that is incorporated by reference herein or therein. In accordance with the instructional note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this registration statement. The document(s) containing the information specified by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The following documents of the Company filed with the Commission are hereby incorporated by reference in this registration statement:
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on February 12, 2025 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b) The Company’s Quarterly Report on Form 10-Q filed with the Commission on April 22, 2025;
(c) The Company’s Current Reports on Form 8-K filed with the Commission on January 21, 2025, February 7, 2025, February 12, 2025, March 7, 2025 and June 18, 2025;
(d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2024; and
(e) The description of the Company’s Common Stock contained in Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on February 12, 2025 under the Securities Exchange Act.
In addition, all documents filed by the Company after the initial filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Officers and Directors
Article VII of the Company’s Amended and Restated By-Laws provides for indemnification of the Company’s directors and officers to the fullest extent permitted under the Massachusetts Business Corporation Act (the “MBCA”). Section 8.51 of the MBCA provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the MBCA requires corporations to indemnify any director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.53 of the MBCA provides that a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director under certain circumstances. Section 8.54 of the MBCA provides that a director who is a party to a proceeding because he is a director may apply for indemnification or an advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction.
Section 8.56 of the MBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director (or if he is both an officer and a director but the basis on which he is made a party to the proceeding is an act or omission solely as an officer), to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 of the MBCA also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and may apply to a court for indemnification or an advance for expenses under Section 8.54, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.
In accordance with Section 2.02(b)(4) of the MBCA, Article VI(4) of the Company’s Restated Articles of Organization (as amended) provides that no director of the Company shall be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of the MBCA or (iv) for any transaction in which the director derived an improper personal benefit.
The Company has also entered into a Director Indemnification Agreement with each of its directors (collectively, the “Director Indemnification Agreements”), pursuant to which the Company has agreed to indemnify each director against certain liabilities that may arise by reason of such director’s status or service as a director of the Company, and to advance such director the expenses incurred as a result of a proceeding as to which such director may be indemnified. The Director Indemnification Agreements are intended to provide rights of indemnification to the fullest extent permitted under the MBCA and are in addition to any other rights such directors may have under the Company’s Restated Articles of Organization (as amended), its Amended and Restated By-laws and applicable law.
Section 8.57 of the MBCA contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Director Indemnification Agreements require the Company to maintain directors’ and officers’ liability insurance with respect to each director for so long as such director continues to serve as a director of the Company and for six (6) years thereafter. The Company also maintains directors’ and officers’ liability insurance for the benefit of certain of its officers who are not also directors.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits

Exhibit No.	Description	Incorporation by Reference			Filed Herewith
		Form	Location	Filing Date
4.1	Restated Articles of Organization of the Registrant and Amendments thereto	8-K	3.1	6/18/25
4.2	Amended and Restated Bylaws of Pegasystems Inc	8-K	3.2	6/15/20
4.3	Specimen Certificate Representing the Common Stock	S-1	4.1	6/19/96
4.4	Description of Common Stock	10-K	4.2	2/12/20
5.1	Opinion of Choate, Hall & Stewart LLP				x
23.1	Consent of Deloitte & Touche LLP				x
24.1	Power of Attorney (included in the signature page hereto)				x
99.1	Pegasystems Inc. 2004 Long-Term Incentive Plan	Def 14A	Appendix A	4/25/25
107.1	Filing Fee Table				x

Item 9.	Undertakings
(a) The Company hereby undertakes:
(1) To file, during any period in which offers or sales of the securities offered hereby are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts on June 18, 2025.

PEGASYSTEMS INC.

By:	/s/ Matthew J. Cushing
Matthew J. Cushing
Senior Vice President, Chief Commercial Officer, General Counsel and Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Alan Trefler, Kenneth Stillwell, and Matthew J. Cushing, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the dates indicated by the following persons in the capacities indicated.

Name	Title	Date

/s/ ALAN TREFLER	Chairman and Chief Executive Officer (Principal Executive Officer)	June 18, 2025
Alan Trefler

/s/ KENNETH STILLWELL	Chief Operating Officer and Chief Financial Officer	June 18, 2025
Kenneth Stillwell	(Principal Financial Officer)

/s/ EFSTATHIOS KOUNINIS	Chief Accounting Officer, Senior Vice President, and Treasurer (Principal Accounting Officer)	June 18, 2025
Efstathios Kouninis

/s/ ROHIT GHAI	Director	June 18, 2025
Rohit Ghai

/s/ PETER GYENES	Director	June 18, 2025
Peter Gyenes

/s/ RICHARD JONES	Director	June 18, 2025
Richard Jones

/s/ CHRISTOPHER LAFOND	Director	June 18, 2025
Christopher Lafond

/s/ DIANNE LEDINGHAM	Director	June 18, 2025
Dianne Ledingham

/s/ SHARON ROWLANDS	Director	June 18, 2025
Sharon Rowlands

/s/ LARRY WEBER	Director	June 18, 2025
Larry Weber